Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw

Chief Financial Officer

(626) 768-6898

EAST WEST BANCORP REPORTS RECORD EARNINGS FOR 11TH
CONSECUTIVE YEAR; FOURTH QUARTER 2007 EARNINGS OF
$37.2 MILLION

Pasadena, CA – January 28, 2008 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks, today reported financial results for the fourth quarter and full year 2007.  Diluted earnings per share for the full year grew to a record $2.60, an increase of 11% from $2.35 in 2006.  Net income for 2007 was a record $161.2 million, or a 12% increase from $143.4 million in 2006.  For the fourth quarter 2007, net income was $37.2 million, or $0.59 per diluted share, compared with $39.1 million or $0.63 per diluted share for fourth quarter 2006.

“2007 marks the eleventh consecutive year of record earnings for East West.  Earnings per share grew 11% in 2007, one of the highest EPS growth rates among our peer banks,” stated Dominic Ng, Chairman, President and Chief Executive Officer of East West. While we are pleased with our overall performance for 2007, our fourth quarter results reflect that we are not immune to the challenging economic environment facing the entire financial industry.”

“East West has historically been and remains an institution focused on delivering strong core profitability, maintaining strong capital levels and returning strong value to our shareholders. I believe that our experienced management team will effectively lead us through this current downturn to future successes. Despite the current environment, we delivered sound financial results and we believe we will continue to do so in 2008,” concluded Ng.

Full Year 2007 Summary

•                  Record diluted earnings per share of $2.60, up 11% from 2006

•                  Record net income of $161.2 million, up 12% from 2006

•                  Record net interest income of $408.0 million, up 11% from 2006

•                  Net interest margin of 3.94%, down 4 basis points from 2006

•                  Return on equity of 14.89%, down 6% from 2006

•                  Provision for loan losses of $12.0 million, up $5.8 million from 2006

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•                  Total nonperforming assets were 0.57% of total assets

•                  Total net chargeoffs of $6.8 million or 0.08%, up from a net recovery of $484 thousand or 0.01% for 2006

•                  Gross loans grew to a record $8.8 billion, up $580 million or 7% from 2006

•                  Total deposits increased to $7.3 billion, up $44 million or 1% from 2006

Fourth Quarter Summary

•                  Diluted earnings per share of $0.59, down 6% from fourth quarter 2006

•                  Net income of $37.2 million, down 5% from fourth quarter 2006

•                  Record net interest income of $106.6 million, up 9% from fourth quarter 2006

•                  Net interest margin of 3.91%, up 10 basis points from fourth quarter 2006

•                  Return on equity of 12.68%, down 19% from fourth quarter 2006

•                  Provision for loan losses of $9.0 million, up $11.0 million from fourth quarter 2006

•                  Total net chargeoffs of $5.2 million or 0.24%, up from a net recovery of $875 thousand or 0.04% for the fourth quarter of 2006

Financial Summary

Fourth quarter net income totaled $37.2 million, a decrease of 5% from $39.1 million reported in the prior year period.  Diluted earnings per share for the fourth quarter totaled $0.59, down 6% from $0.63 in the prior year period.  Return on average equity for the quarter totaled 12.68%, while return on average assets for the quarter totaled 1.27%.  Pretax income for the fourth quarter totaled $59.3 million, a 7% or $4.7 million decrease over the year ago figure.  Despite an increase in provision expense during the fourth quarter of 2007 of $11.0 million compared to the prior year period, the Company posted solid earnings due to its strong, core profitability.

For the full year 2007, net income increased 12% to $161.2 million.  Diluted earnings per share for the full year increased 11% to $2.60 from $2.35 in 2006.  Return on average equity for the year equaled 14.89%, while return on average assets for the year equaled 1.45%.  The effective tax rate for the full year 2007 was 38.55%, compared to 38.67% for 2006.  Pretax income for the full year 2007 totaled $262.3 million, a 12% or $28.5 million increase over the year ago figure.

Management Guidance

The Company is providing initial guidance for the full year 2008.  Given the uncertainty surrounding the economic environment, the Company has moderated its expectations for 2008.  Management currently estimates that fully diluted earnings per share for the full year of 2008 will range from $2.05 to $2.10, or a decrease of approximately 20% from 2007. This EPS guidance is based on reduced expectations on loan and deposit growth during 2008 and also factors net interest margin compression resulting from the recent actions by the Federal Reserve to lower interest rates.

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The 2008 EPS guidance is based on the following assumptions:

•                  Annual loan growth of approximately 3%

•                  Annual deposit growth of approximately 5%

•                  Annual increase in noninterest expense of approximately 18%

•                  Efficiency ratio of approximately 45%

•                  An effective tax rate between 38% and 40%

•                  Another 25 basis point decrease in the targeted Federal Funds rate, in addition to the recent 75 basis point decrease, resulting in a net interest margin between 3.60% and 3.70%

•                  Provision for loan losses of $24.0 million for the full year 2008

Balance Sheet Summary

At December 31, 2007, total assets were $11.9 billion, a 10% increase above total assets of $10.8 billion at December 31, 2006.  Gross loans at December 31, 2006 totaled $8.8 billion, up 7% from year-end 2006.  Organic loan growth for the year was $1.3 billion, or 16%, excluding the impact of $1.2 billion in loan securitizations and the Desert Community Bank acquisition.  For the fourth quarter of 2007, organic loan growth was 19% annualized, excluding the impact of $112.9 million in residential loan securitizations.

Average earning assets for the fourth quarter of 2007 equaled $10.9 billion, 7% higher than the fourth quarter of 2006.  The growth in average earning assets was driven by a 5% or $376.9 million increase in average loans to $8.7 billion and an 18% or $293.7 million increase in investment securities.  The yield on average earning assets for the quarter was 7.37%, an increase of 8 basis points from the year ago quarter and a decrease of 17 basis points from the previous quarter.  The yield on average loans receivable for the quarter was 7.59%, a decrease of 14 basis points from the year ago quarter and a decrease of 27 basis points from the previous quarter.

Total deposits at December 31, 2007 were $7.3 billion, a 1% increase over total deposits of $7.2 billion at December 31, 2006.  Core deposits at December 31, 2007 totaled $3.5 billion, reflecting no change from year-end 2006. At December 31, 2007, the Bank had $96.4 million in broker deposits, down $185.5 million from $281.9 million at December 31, 2006.

Average total deposits for the fourth quarter increased to $7.4 billion, or 6% above the figure for the prior year period, while average core deposits totaled $3.6 billion, or 12% greater than the year ago figure.  The average cost of deposits for the fourth quarter of 2007 was 3.15%, a 12 basis point decrease from the year ago quarter and a 20 basis point decrease from the previous quarter.  The average cost of funds for the fourth quarter equaled 3.63%, a 3 basis point decrease from the prior year and a 15 basis point decrease from the prior quarter.

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Fourth Quarter Operating Results

Net interest income for the fourth quarter increased to a record $106.6 million, 9% or $9.2 million greater than the fourth quarter of 2006 and 3% or $2.8 million greater than the third quarter of 2007.  The net interest margin for the quarter of 3.91% reflected an increase of 10 basis points from the year ago margin and a decrease of 4 basis points from the previous quarter margin.

East West provided $9.0 million for loan losses in the fourth quarter of 2007.  In comparison, East West recaptured $2.0 million through loan losses during the fourth quarter of 2006 and provided $3.0 million in the third quarter of 2007.  The increased provision in the fourth quarter was a result of factors including net loan charge-offs, nonaccrual loans, loan classifications and growth in the portfolio.

Noninterest income for the fourth quarter totaled $14.0 million, 51% or $4.7 million higher than the fourth quarter of 2006 and reflecting no change from the third quarter of 2007.  Core noninterest income, excluding the impact of gain on sales of investment securities and other assets, totaled $11.3 million during the quarter, 21% or $2.0 million higher than the prior year figure and 13% or $1.3 million higher than the previous quarter. The increase in core noninterest income was primarily a result of increased branch fees, which grew to $4.4 million for the fourth quarter, up 47% from the prior year period and up 15% from the third quarter of 2007.

Noninterest expense totaled $52.3 million for the fourth quarter of 2007, 17% or $7.7 million higher than a year ago and 11% or $5.1 million higher than the previous quarter.  The increases in noninterest expense from both prior year and prior quarter were largely due to higher compensation and occupancy costs associated with recent acquisitions, along with the organic expansion of the Bank.

East West generated a 40.49% efficiency ratio for the fourth quarter of 2007, compared to 39.05% a year ago.  The effective tax rate for the fourth quarter was 37.20% compared to 38.92% in the prior year period.

Full Year 2007 Operating Results

For the full year 2007, net interest income climbed to $408.0 million, 11% or $40.5 million greater than prior year.  The net interest margin for 2007 was 3.94%, a 4 basis point decrease from the year ago margin of 3.98%.  Management anticipates that net interest margin pressures will continue in 2008 and estimates a net interest margin of 3.60% to 3.70% for 2008. This net interest margin estimate includes the expectation that the Federal Reserve will lower the targeted Federal Funds rate another 25 basis points, in addition to the recent 75 basis point decrease.

East West provided $12.0 million for loan losses during 2007, compared to $6.2 million during 2006.  Management anticipates total provision for loan losses for 2008 will be $24.0 million for the full year 2008.  The estimate for the 2008 provision expense reflects

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Management’s current outlook that economic pressures will continue to mount and result in an increase in future problem assets.

Total noninterest income for 2007 was $51.3 million, an increase of $16.9 million over 2006.  For the year, core noninterest income, excluding the impact of gain on sales of investment securities and other assets, totaled $40.4 million, or a 27% increase from $31.7 million earned in 2006. The increase in core noninterest income was primarily a result of increased branch fees, which grew to $15.1 million for 2007, up 34% from 2006. Management anticipates core noninterest income for the full year 2008 to remain at comparable levels to 2007.

Noninterest expense totaled $185.0 million for the full year 2007, 14% or $23.1 million higher than 2006.  This increase from 2006 was largely due to higher compensation and occupancy costs from our recent acquisitions, and the overall growth of the Bank.  Management currently estimates that 2008 noninterest expense will increase approximately 18% from 2007. Management current believes that that noninterest expense will grow at a higher rate than 2007, as the Company may incur additional expenditures resulting from the overall economic uncertainty. Additionally, the Company will continue to invest in its infrastructure in 2008 to drive long-term growth.

East West generated an efficiency ratio of 37.71% for the full year 2007, compared to 37.16% for the year of 2006.  Management expects the efficiency ratio for the full year 2008 to be approximately 45%.

For the full year 2007, the effective tax rate was 38.55% compared with 38.67% in the prior year.  Management anticipates an effective tax rate for the full year 2008 to be approximately 38% to 40%.

Asset Quality

At December 31, 2007, total nonperforming assets were $67.5 million or 0.57%, compared to $19.9 million or 0.18% of total assets at December 31, 2006.  Nonaccrual loans at December 31, 2007 were $63.9 million or 0.72% of total loans, compared to $17.1 million or 0.21% of total loans, at December 31, 2006. Nonperforming assets as of December 31, 2007 included other real estate owned totaling $1.5 million and loans modified or restructured totaling $2.1 million.

Net loan charge-offs were $6.8 million, or 0.08% of average loans for the full year 2007.  This compares to a net recovery of $484 thousand or 0.01% of average loans for the full year 2006. For the fourth quarter of 2007, net loan charge-offs were $5.2 million, or an annualized 0.24% of average loans. This compares to a net recovery of $875 thousand or an annualized 0.04% of average loans for the fourth quarter of 2006 and a net charge-off of $853 thousand or an annualized 0.04% of average loans for the third quarter of 2007.  The increase in net loan charge-offs for the fourth quarter of 2007 primarily resulted from charge-offs related to residential construction and commercial loans.  Management currently believes that the overall level of asset quality remains sound and that net

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chargeoffs for 2008 will be at manageable levels. Management also believes that net chargeoffs in 2008 should remain below the Company’s long-term benchmark of 0.35%.

As of December 31, 2007, loans delinquent 30 to 59 days totaled $41.4 million, down from $118.3 million at September 30, 2007. Loans delinquent 60 to 90 days totaled $21.2 million, compared to $18.2 million at September 30, 2007. Nonperforming loans delinquent 90 or more days totaled $63.9 million, compared to $42.8 million at September 30, 2007.

The allowance for loan losses at December 31, 2007 was $88.4 million or 1.00% of total loans, an increase from $78.2 million or 0.95% of total loans at December 31, 2006.  The allowance for loan losses was 138% of nonaccrual loan at December 31, 2007. The Bank’s methodology for calculating the allowance for loan losses includes factors such as historical loss trends, asset classification, delinquency, credit concentrations and overall economic conditions.  At December 31, 2007, the allowance for unfunded loan commitments and off-balance sheet credit exposures totaled $11.4 million, compared to $12.2 million at December 31, 2006.  The allowance for loan losses and unfunded loan commitments to total loans was 1.13% at December 31, 2007, compared to 1.09% as of December 31, 2006.

Capitalization

East West continues to remain well capitalized under all regulatory guidelines.  At December 31, 2007, our Tier I risk-based capital ratio was 8.95%, total risk-based capital ratio was 10.53% and Tier I leverage ratio was 8.73%.  Total stockholders’ equity as of December 31, 2007 was $1.2 billion, representing a book value of $18.56 per share.

About East West

East West Bancorp is a publicly owned company with $11.9 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Southern California with 72 branch locations. East West Bank serves the community with 70 branch locations across Southern and Northern California and a branch location in Houston, Texas. East West Bank has three international locations in Greater China, including a full-service branch in Hong Kong and representative offices in Beijing and Shanghai. For more information on East West Bancorp, visit the Company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2006 (See Item I — Business, and Item 7 — Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are

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incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

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EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(unaudited)

	December 31, 2007	December 31, 2006	% Change
Assets
Cash and cash equivalents	$160,347	$192,559	(17)
Securities purchased under resale agreements	150,000	100,000	50
Investment securities available-for-sale	1,887,136	1,647,080	15
Loans receivable (net of allowance for loan losses of $88,407 and $78,201)	8,750,921	8,182,172	7
Premiums on deposits acquired, net	28,459	20,383	40
Goodwill	335,366	244,259	37
Other assets	539,983	437,258	23
Total assets	$11,852,212	$10,823,711	10

Liabilities and Stockholders’ Equity
Deposits	$7,278,914	$7,235,042	1
Federal funds purchased	222,275	151,000	47
Federal Home Loan Bank advances	1,808,419	1,136,866	59
Securities sold under repurchase agreements	1,001,955	975,000	3
Notes payable	16,242	11,379	43
Accrued expenses and other liabilities	117,014	111,011	5
Long-term debt	235,570	184,023	28
Total liabilities	10,680,389	9,804,321	9
Stockholders’ equity	1,171,823	1,019,390	15
Total liabilities and stockholders’ equity	$11,852,212	$10,823,711	10
Book value per share	$18.56	$16.59	12
Number of shares at period end	63,137	61,431	3

Ending Balances	December 31, 2007	December 31, 2006	% Change
Loans receivable
Real estate - single family	$433,337	$365,407	19
Real estate - multifamily	690,941	1,584,674	(56)
Real estate - commercial	4,183,473	3,766,634	11
Real estate - construction	1,547,082	1,154,339	34
Commercial	1,314,068	960,375	37
Trade finance	491,690	271,795	81
Consumer	184,518	162,008	14
Total gross loans receivable	8,845,109	8,265,232	7
Unearned fees, premiums and discounts	(5,781)	(4,859)	19
Allowance for loan losses	(88,407)	(78,201)	13
Net loans receivable	$8,750,921	$8,182,172	7

Deposits
Noninterest-bearing demand	$1,431,730	$1,353,734	6
Interest-bearing checking	472,943	450,201	5
Money market	1,090,949	1,280,651	(15)
Savings	477,779	372,546	28
Total core deposits	3,473,401	3,457,132	0
Time deposits less than $100,000	926,459	1,012,401	(8)
Time deposits $100,000 or greater	2,879,054	2,765,509	4
Total time deposits	3,805,513	3,777,910	1
Total deposits	$7,278,914	$7,235,042	1

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(unaudited)

	Quarter Ended December 31,		%
	2007	2006	Change

Interest and dividend income	$201,448	$186,188	8
Interest expense	(94,840)	$(88,815)	7
Net interest income before provision for loan losses	106,608	97,373	9
(Provision) recapture for loan losses	(9,000)	2,000	(550)
Net interest income after provision for loan losses	97,608	99,373	(2)
Noninterest income	13,978	9,282	51
Noninterest expense	(52,279)	(44,624)	17
Income before provision for income taxes	59,307	64,031	(7)
Provision for income taxes	(22,062)	(24,920)	(11)
Net income	$37,245	$39,111	(5)
Net income per share, basic	$0.60	$0.64	(6)
Net income per share, diluted	$0.59	$0.63	(6)
Shares used to compute per share net income:
- Basic	62,437	60,806	3
- Diluted	63,157	61,926	2

	Quarter Ended December 31,		%
	2007	2006	Change
Noninterest income:
Branch fees	$4,404	$2,999	47
Net gain on sales of investment securities available-for-sale	2,615	—	NA
Letters of credit fees and commissions	2,564	2,277	13
Ancillary loan fees	1,609	1,050	53
Income from secondary market activities	275	202	36
Net gain on disposal of fixed assets	92	—	NA
Other operating income	2,419	2,754	(12)
Total noninterest income	$13,978	$9,282	51

Noninterest expense:
Compensation and employee benefits	$22,415	$19,994	12
Occupancy and equipment expense	6,999	5,624	24
Amortization of premiums on deposits acquired	2,022	1,810	12
Amortization of investments in affordable housing partnerships	1,437	1,160	24
Data processing	1,415	966	46
Deposit insurance premiums and regulatory assessments	378	339	12
Other operating expense	17,613	14,731	20
Total noninterest expense	$52,279	$44,624	17

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(unaudited)

	Year Ended December 31,		%
	2007	2006	Change

Interest and dividend income	$773,607	$660,050	17
Interest expense	(365,613)	(292,568)	25
Net interest income before provision for loan losses	407,994	367,482	11
Provision for loan losses	(12,000)	(6,166)	95
Net interest income after provision for loan losses	395,994	361,316	10
Noninterest income	51,268	34,358	49
Noninterest expense	(185,003)	(161,893)	14
Income before provision for income taxes	262,259	233,781	12
Provision for income taxes	(101,092)	(90,412)	12
Net income	$161,167	$143,369	12
Net income per share, basic	$2.63	$2.40	10
Net income per share, diluted	$2.60	$2.35	11
Shares used to compute per share net income:
- Basic	61,180	59,605	3
- Diluted	62,093	60,909	2

	Year Ended December 31,		%
	2007	2006	Change
Noninterest income:
Branch fees	$15,071	$11,265	34
Letters of credit fees and commissions	10,252	8,673	18
Net gain on sales of investment securities available-for-sale	7,833	2,537	209
Ancillary loan fees	5,773	3,885	49
Net gain on disposal of fixed assets	1,665	-	NA
Income from secondary market activities	1,571	698	125
Net gain on sale of real estate owned	1,344	88	1,427
Other operating income	7,759	7,212	8
Total noninterest income	$51,268	$34,358	49

Noninterest expense:
Compensation and employee benefits	$85,926	$70,583	22
Occupancy and equipment expense	25,582	21,350	20
Amortization of premiums on deposits acquired	6,846	7,118	(4)
Amortization of investments in affordable housing partnerships	4,958	5,441	(9)
Data processing	4,818	3,644	32
Deposit insurance premiums and regulatory assessments	1,399	1,360	3
Other operating expense	55,474	52,397	6
Total noninterest expense	$185,003	$161,893	14

EAST WEST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

(In thousands)

(unaudited)

	Quarter Ended December 31,		%
Average Balances	2007	2006	Change
Loans receivable
Real estate - single family	$384,271	$484,321	(21)
Real estate - multifamily	753,235	1,624,925	(54)
Real estate - commercial	4,127,958	3,794,487	9
Real estate - construction	1,533,574	1,082,083	42
Commercial	1,258,398	908,835	38
Trade finance	467,632	266,973	75
Consumer	180,195	166,763	8
Total loans receivable	8,705,263	8,328,387	5
Investment securities available-for-sale	1,893,193	1,599,531	18
Earning assets	10,872,066	10,131,418	7
Total assets	11,699,951	10,752,852	9

Deposits
Noninterest-bearing demand	$1,398,794	$1,275,374	10
Interest-bearing checking	436,946	400,868	9
Money market	1,280,265	1,172,167	9
Savings	508,540	377,956	35
Total core deposits	3,624,545	3,226,365	12
Time deposits less than $100,000	928,462	1,063,442	(13)
Time deposits $100,000 or greater	2,879,172	2,701,241	7
Total time deposits	3,807,634	3,764,683	1
Total deposits	7,432,179	6,991,048	6
Interest-bearing liabilities	8,971,407	8,357,201	7
Stockholders’ equity	1,174,883	995,048	18

EAST WEST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

(In thousands)

(unaudited)

	Year Ended December 31,		%
Average Balances	2007	2006	Change
Loans receivable
Real estate - single family	$349,230	$534,517	(35)
Real estate - multifamily	1,083,245	1,560,177	(31)
Real estate - commercial	3,894,397	3,619,017	8
Real estate - construction	1,371,983	882,523	55
Commercial	1,115,882	805,252	39
Trade finance	376,934	241,051	56
Consumer	163,318	186,042	(12)
Total loans receivable	8,354,989	7,828,579	7
Investment securities available-for-sale	1,727,961	1,235,633	40
Earning assets	10,368,051	9,243,937	12
Total assets	11,079,770	9,814,076	13

Deposits
Noninterest-bearing demand	$1,312,709	$1,249,935	5
Interest-bearing checking	412,550	414,074	(0)
Money market	1,302,898	1,165,938	12
Savings	412,272	388,291	6
Total core deposits	3,440,429	3,218,238	7
Time deposits less than $100,000	956,203	1,081,768	(12)
Time deposits $100,000 or greater	2,862,017	2,481,870	15
Total time deposits	3,818,220	3,563,638	7
Total deposits	7,258,649	6,781,876	7
Interest-bearing liabilities	8,540,086	7,541,705	13
Stockholders’ equity	1,082,561	908,617	19

EAST WEST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

(In thousands)

(unaudited)

	Quarter Ended December 31,		%
Selected Ratios	2007	2006	Change

For The Period
Return on average assets	1.27%	1.45%	(12)
Return on average equity	12.68%	15.72%	(19)
Interest rate spread (3)	3.18%	3.07%	4
Net interest margin (3)	3.91%	3.81%	2
Yield on earning assets (3)	7.37%	7.29%	1
Cost of deposits	3.15%	3.27%	(3)
Cost of funds	3.63%	3.66%	(1)
Noninterest expense/average assets (1)	1.67%	1.55%	8
Efficiency ratio (1)	40.49%	39.05%	4
Net chargeoffs (recoveries) to average loans (2)	0.24%	-0.04%	(666)
Gross loan chargeoffs	$5,241	$7	74,771
Loan recoveries	$(66)	$(882)	(93)
Net loan chargeoffs (recoveries)	$5,175	$(875)	(691)

	Year Ended December 31,		%
Selected Ratios	2007	2006	Change

For The Period
Return on average assets	1.45%	1.46%	(1)
Return on average equity	14.89%	15.78%	(6)
Interest rate spread (3)	3.19%	3.26%	(2)
Net interest margin (3)	3.94%	3.98%	(1)
Yield on earning assets (3)	7.47%	7.14%	5
Cost of deposits	3.32%	2.95%	12
Cost of funds	3.71%	3.33%	12
Noninterest expense/average assets (1)	1.56%	1.52%	3
Efficiency ratio (1)	37.71%	37.16%	1
Net chargeoffs (recoveries) to average loans	0.08%	-0.01%	(1,409)
Gross loan chargeoffs	$7,206	$515	1,299
Loan recoveries	$(445)	$(999)	(55)
Net loan chargeoffs (recoveries)	$6,761	$(484)	(1,497)

Period End
Tier 1 risk-based capital ratio	8.95%	9.56%	(6)
Total risk-based capital ratio	10.53%	11.23%	(6)
Tier 1 leverage capital ratio	8.73%	8.28%	5
Nonperforming assets to total assets	0.57%	0.18%	216
Nonaccrual loans to total loans	0.72%	0.21%	244
Allowance for loan losses to total loans	1.00%	0.95%	5
Allowance for loan losses and unfunded loan commitments to total loans	1.13%	1.09%	4
Allowance for loan losses to nonaccrual loans	138.39%	457.29%	(70)

(1)   Excludes the amortization of intangibles and investments in affordable housing partnerships.

(2)   Annualized.

(3)   Yields on certain securities have been adjusted upward to a “fully taxable equivalent” basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

EAST WEST BANCORP, INC.

QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID

(In thousands)

(unaudited)

	Three Months Ended December 31,
	2007			2006
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Short-term investments	$28,878	$340	4.67%	$8,642	$111	5.10%
Securities purchased under resale agreements	150,000	3,322	8.79%	100,000	1,916	7.60%
Investment securities
Taxable	1,824,393	28,742	6.25%	1,594,883	20,520	5.10%
Tax-exempt (2)	68,800	1,506	8.76%	4,648	86	7.40%
Loans receivable	8,705,263	166,644	7.59%	8,328,387	162,201	7.73%
Federal Home Loan Bank and Federal Reserve
Bank stocks	94,732	1,306	5.47%	94,858	1,377	5.76%
Total interest-earning assets	10,872,066	201,860	7.37%	10,131,418	186,211	7.29%

Noninterest-earning assets:
Cash and due from banks	177,071			146,847
Allowance for loan losses	(85,944)			(79,542)
Other assets	736,758			554,129
Total assets	$11,699,951			$10,752,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking accounts	436,946	1,692	1.54%	400,868	1,598	1.58%
Money market accounts	1,280,265	12,142	3.76%	1,172,167	11,972	4.05%
Savings deposits	508,540	1,989	1.55%	377,956	678	0.71%
Time deposits less than $100,000	928,462	8,595	3.67%	1,063,442	10,709	4.00%
Time deposits $100,000 or greater	2,879,172	34,640	4.77%	2,701,241	32,584	4.79%
Federal funds purchased	213,121	2,568	4.78%	133,181	1,808	5.39%
Federal Home Loan Bank advances	1,486,975	18,155	4.84%	1,403,093	17,836	5.04%
Securities sold under resale agreements	1,002,356	10,691	4.23%	921,230	8,177	3.52%
Long-term debt	235,570	4,368	7.36%	184,023	3,453	7.44%
Total interest-bearing liabilities	8,971,407	94,840	4.19%	8,357,201	88,815	4.22%

Noninterest-bearing liabilities:
Demand deposits	1,398,794			1,275,374
Other liabilities	154,867			125,229
Stockholders’ equity	1,174,883			995,048
Total liabilities and stockholders’ equity	$11,699,951			$10,752,852

Interest rate spread			3.18%			3.07%

Net interest income and net yield on interest-earning assets (2)		$107,020	3.91%		$97,396	3.81%

(1) Annualized

(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

EAST WEST BANCORP, INC.

YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID

(In thousands)

(unaudited)

	Twelve Months Ended December 31,
	2007			2006
	Average			Average
	Volume	Interest	Yield	Volume	Interest	Yield

ASSETS
Interest-earning assets:
Short-term investments	$18,576	$904	4.87%	$10,531	$443	4.21%
Securities purchased under resale agreements	182,055	15,064	8.27%	94,795	7,076	7.46%
Investment securities
Taxable	1,693,236	100,218	5.92%	1,230,283	60,366	4.91%
Tax-exempt (1)	34,725	2,923	8.42%	5,350	332	6.21%
Loans receivable	8,354,989	650,717	7.79%	7,828,579	587,831	7.51%
Federal Home Loan Bank and Federal Reserve
Bank stocks	84,470	4,581	5.42%	74,399	4,093	5.50%
Total interest-earning assets	10,368,051	774,407	7.47%	9,243,937	660,141	7.14%

Noninterest-earning assets:
Cash and due from banks	156,081			134,182
Allowance for loan losses	(80,161)			(75,969)
Other assets	635,799			511,926
Total assets	$11,079,770			$9,814,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking accounts	412,550	6,646	1.61%	414,074	5,693	1.37%
Money market accounts	1,302,898	53,021	4.07%	1,165,938	43,233	3.71%
Savings deposits	412,272	4,400	1.07%	388,291	2,626	0.68%
Time deposits less than $100,000	956,203	37,164	3.89%	1,081,768	40,519	3.75%
Time deposits $100,000 or greater	2,862,017	139,804	4.88%	2,481,870	108,194	4.36%
Federal funds purchased	173,103	8,899	5.14%	110,116	5,597	5.08%
Federal Home Loan Bank advances	1,230,940	61,710	5.01%	1,088,887	50,824	4.67%
Securities sold under repurchase agreements	978,739	38,366	3.92%	633,093	23,083	3.65%
Long-term debt	211,364	15,603	7.38%	177,668	12,799	7.20%
Total interest-bearing liabilities	8,540,086	365,613	4.28%	7,541,705	292,568	3.88%

Noninterest-bearing liabilities:
Demand deposits	1,312,709			1,249,935
Other liabilities	144,414			113,819
Stockholders’ equity	1,082,561			908,617
Total liabilities and stockholders’ equity	$11,079,770			$9,814,076

Interest rate spread			3.19%			3.26%

Net interest income and net yield on interest-earning assets (1)		$408,794	3.94%		$367,573	3.98%

(1) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.